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                                                                    EXHIBIT 23.1

[LETTERHEAD OF KPMG PEAT MARWICK LLP]

        P.O. Box 4150
        Honolulu, HI 96812-4150





The Board of Directors
Hawaiian Airlines, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Hawaiian Airlines, Inc. of our reports dated April 14, 1995, relating to the balance sheets of Hawaiian Airlines, Inc. as of December 31, 1994 and 1993, and the related statements of operations, shareholders' equity (deficit) and cash flows for the period September 12, 1994 through December 31, 1994, the period January 1, 1994 through September 11, 1994, and for each of the years in the two-year period ended December 31, 1993, and relating to the financial statement schedule for the three-year period ended December 31, 1994, which reports appear in the December 31, 1994 annual report on Form 10-K of Hawaiian Airlines, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports dated April 14, 1995, indicate that the financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start accounting and, as a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company. In addition, our reports refer to a change in the method of accounting for income taxes.

Our reports dated April 14, 1995, contain an explanatory paragraph that states that the Company's recurring losses from operations, deficit working capital and limited sources of additional liquidity raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.



                                       /s/ KPMG PEAT MARWICK LLP

Honolulu, Hawaii
November 14, 1995